Exhibit 10.1

SOLO BRANDS, INC.

November 11, 2025

John Larson
Via Electronic Mail

Re: Side Letter to Employment Agreement

Dear John:

Reference is made to that certain Employment Agreement by and between you, Solo Brands, Inc., a Delaware corporation (“Parent”), and Solo Brands LLC, a Texas limited liability company (the “Company,” and together with Parent, “Solo Brands”), dated June 23, 3025 (the “Employment Agreement”). In further consideration of your employment with Solo Brands and the restrictive covenants set forth in the Employment Agreement, the Company and Parent desire to enter into this letter (this “Letter”) with you. Capitalized terms used in this Letter but not defined herein shall have the meanings ascribed to such terms in the Employment Agreement.

Section 5 of the Employment Agreement is hereby amended and restated in its entirety as follows:

“5. EQUITY GRANT.

(a)OUTSTANDING EQUITYAWARDS. Any outstanding equity awards held by the Executive as of the Effective Date shall become immediately vested on the Effective Date.

(b)INITIAL EQUITY AWARD.

(1)Parent will propose for Board approval a one-time equity award equal to six percent (6%) of the fully diluted outstanding equity of Parent as of the grant date comprised of Restricted Stock Units in respect of Parent Class A Common Stock (the “RSUs”), subject to the terms of Parent’s 2021 Incentive Award Plan (the “Plan”) and the applicable award agreement thereunder. Twenty-five percent (25%) of the RSUs will vest on the grant date and the remaining RSUs will vest in substantially equal quarterly installments over the three (3) years following the Effective Date such that all RSUs are vested on the third anniversary of the Effective Date.

(1)In the event of a Change in Control (as defined in the Plan), the Executive shall receive accelerated vesting of the RSUs that are scheduled to vest in the twelve (12) month period following such Change in Control, effective as of such Change in Control and subject to the Executive’s continued employment through such

Change in Control. In the event of any recapitalization, lender-led transaction, or restructuring that materially dilutes the existing equity of Parent, the Executive’s equity grants shall be equitably adjusted to preserve the Executive’s original ownership percentage on a fully diluted basis.

(c)ANNUAL EQUITY AWARDS. The Executive may also be eligible for annual equity grants to be determined by the Board (or a committee thereof).”

This Letter shall be and hereby is incorporated into and forms a part of the Employment Agreement. Except as expressly provided herein, all terms and conditions of the Employment Agreement shall remain in full force and effect.

The Employment Agreement, as amended by this Letter, sets forth the entire agreement of the parties hereto in respect of the subject matter contained therein and herein and supersedes any and all prior agreements or understandings between you, the Company and Parent with respect to the subject matter thereof and hereof.

Please indicate your acknowledgement of, and agreement to, the terms and conditions set forth in this Letter by signing in the space indicated below and returning a signed copy of this Letter to the Company and Parent.

[Signature Pages to Follow]

Sincerely,

Solo Brands, Inc.

/s/ Chris Blevins
By: Chris Blevins
Its: General Counsel

Solo Brands, LLC

/s/ Chris Blevins
By: Chris Blevins
Its: General Counsel

Acknowledged and Agreed:

/s/ John Larson
Name: John Larson
Date: November 11, 2025